Exhibit 10.2

ARTICLES OF ASSOCIATION FOR ZHEN DING

LIMITED LIABILITY COMPANY

INDEX
Chapter 1 General Provision
Chapter 2 The Purpose l Scope and Scale of the Business
Chapter 3 Total Amount of Investment and the Registered Capital
Chapter 4 The Board of Directors
Chapter 5 Business Management Office
Chapter 6 Finance and Accounting
Chapter 7 Profit Sharing
Chapter 8 Staff and Workers
Chapter 9 The Trade Union Organization
Chapter 10 Duration， Termination and Liquidation of the Joint Venture Company
Chapter 11 Rules and Regulations
Chapter 12 Applicable Law
Chapter 13 Supplementary Articles

Chapter 1            General Provision

Article 1

In accordance with the "Law of the People's Republic of China on joint Venture Using Chinese and Foreign Investment" and the contract signed on in shanghai, china, by, Xin Zhou Gold Co.LTD(hereinafter referred to as Party A). and Z&W Zhen Ding Corp.. (hereinafter referred to as Party B), to set up a joint venture, Zhen Ding Mining Limited Liability Company (hereinafter referred to as joint venture company), the Articles of Association hereby is formulated.

Article 2

The names of the joint venture company shall be Zhen DING Mining Limited Liability Company Its abbreviation is Z.D Lit. The Legal address of the joint venture company is at Wuxi Village ,Langqiao District, Jing  County, CHINA.

Article 3

The names and legal addresses of each parties are as follows:

Party A: Xin Zhou Gold CO.LTD ,China， and its legal address is Wuxi Village, Langqiao District, Jing  County, CHINA.

party B: Z&W Zhen Ding Corp.，and its legal address is 8861 W, Kaella Ave. Anaheim, CA 92804 article 4

The organization form of joint venture company is a limited liability company. The liabilities of each party to the joint venture company just limits to its contributed capital, which stipulated in the Articles of Association or in the revised afterwards. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions of the registered capital.

Article 5

The joint venture company has the status of a legal person and is subject to the jurisdiction and protection of Chinese laws concerned. All activities of the joint venture company shall be governed by the laws. decrees and pertinent rules and regulations of the People's Republic of China.

Chapter 2 The Purpose， Scope and Scale of the Business

Article 6

The purpose of the parties to the joint venture is in conformity with the wish of enhancing the economic cooperation and technical exchanges, to raise economic results and ensure satisfactory economic benefits for each investor by improving the product quality, developing new products， and gaining competitive position in the world market in quality and price through advanced and appropriate technology and scientific management.

Article 7

Business scope of the joint venture company is mining Resource

Article 8

The products of the joint venture company will be sold on Chinese market and overseas market and after-sale services will be provided by themselves. In order to pursuing the success and development of the joint venture company， the joint venture company shall give the top priority on export of the products and earning foreign currency.

Chapter 3 Total Amount of Investment and the Registered Capital

Article 9

The total amount of investment of the joint venture company is 1.693 million U. S. Dollars. The registered capital for the joint venture company is 1.693 million U. S. Dollars.

Article 10

Both parties shall contribute the capital as follows:

Party A shall pay amounts for 30%

Party B shall pay amounts for 70%

Article 11

The amount of the investment in Article 10 shall be paid by Party A and Party B according to the time limit stipulated in the contract.

Article 12

After the payment of investment by the parties to the joint venture， a Chinese registered accountant invited by the joint venture company shall verify it and provide a certificate for contributed investment. Thereafter the joint venture company shall issue an investment certificate to confirm the date and amount of the contribution.

ArticIe13

Within the term of the joint venture， the joint venture company shall not reduce its registered capital. Neither party shall be allowed to mortgage any part of the investment to the third party.

Article 14

Any increase， assignment of the registered capital of the joint venture company shall be approved by the board of directors and submitted to the original examining and approving authority for approval. The registration procedures for changes shall be dealt with at the original registration and administration office.

Chapter 4   The Board of Directors

Article 15

The joint venture company shall establish the board of directors which is the highest authority of the joint venture company.

Article 16

The board of directors shall decide all major issues concerning the joint venture company. As for the following issues. unanimous approval shall be required:

l)amending the Articles of Association of the joint venture company ;

2)discussing and deciding the termination and dissolution of the joint venture company;

3)deciding the merger， affiliation and consolidation of the joint venture company with other economic organization;

4)deciding the increase and assignment of the registered capital;

5)deciding to set up branches;

6)ratifying the project of development on medium term and long term;

7)deciding an annual management strategy and plan;

8)ratifying fiscal budget， fiscal report and accounting statement;

9)deciding the plan on annual profits sharing;

l0)inviting and dismissing the general manager and the deputy general managers;

11)settling the disputes between each party to the joint venture and joint venture company. As for other matters， approval by more than 2/3 directors shall be required. such as;

1)deciding the top line of annual circulating capital and issues on purchasing， leasing and mortgage of assets in the joint venture company;

2)approving. the labor contracts and other important regulations of the joint venture company;

3)examining and approving the annual business report submitted by the general manager;

4)inviting and dismissing the senior administrative  personal who shall be recommended by general manager， and deciding their salary and welfare;

5)deciding the system of salary and welfare for staff and workers in joint venture company in accordance with the relevant regulations of China;

6)defining and adjusting the structure of the joint venture company

7)deciding the proportion of allocation for reserve funds， expansion funds and bonuses from the taxed profits of joint venture company;

8)deciding the types and scope of insurances for joint venture company

9)deciding the scope of authorized power for the general manager;

10)deciding the plan on living houses and other welfare for staff and workers of joint venture company;

11)deciding other matters which shall made decision by the board of directors.

Article 17

The board of directors shall consist of 7 directors. of which 4 directors shall be appointed by Party A，3  by Party B. The term of office for the directors is four years and may be renewed. When appointing and replacing directors， a written notice shall be submitted to the board and the other party.

Article18

The chairman shall give each director a written notice thirty (30) days before the date of the board meeting. The notice shall cover the agenda， time and place of the. Should the directors be unable to attend the board meeting， he may present a proxy in written form to the board. In case the director neither attends nor entrusts others to attend the meeting， he will be regarded as abstention.

Article 19

The board meeting requires a quorum of over three quarter of the total number of directors. When the quorum is less than three quarter， the decisions adopted by the board meeting are invalid. Detailed written records shall be made for each board meeting and signed by all the attended directors or by the attended proxy. The record shall be made in Chinese and in English， and shall be filed with the company.

Chapter 5 Business Management Office

Article 20

The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager， deputy general managers. They shall be invited by the board of directors whose term of office is four years and may be renewed by the board of directors.

Article 21

The system of job responsibility of the general manager under the board of directors is adopted by the joint venture company. The general manager shall be responsible to the board of directors directly， carry out the decisions of the board of directors and organize the daily  works on production， technology and management of joint venture company.

Article 22

At the invitation of the board of directors， the chairman， vice chairman of directors of the board may concurrently be the general manager， deputy general manager and general manager assistant of the joint venture company.

Article 23

The general manager or deputy general managers shall not hold positions concurrently as general manager or deputy general manager of other economic organizations on commercial competition with their own joint venture company without the approval of the board of directors.

Article 24

The general manager， deputy general managers and other senior administrative personnel who ask for resignation shall submit their written reports to the board of directors in advance. In case any one of the above-mentioned persons conduct graft or serious dereliction of duty， they may be dismissed at any time upon the decision of the board

Chapter 6 finance and Accounting

Article 25

The finance and accounting of the joint venture company shall be handled in accordance with the "Stipulations of the Finance and Accounting System of the Joint Venture Using Chinese and Foreign Investment" which formulated by the Ministry of Finance of the People's Republic of China.

Article 26

The fiscal year of the joint venture company shall be calendar year from January 1 to December 31. All vouchers， receipts， accounting statements and reports， accounting books shall be written in Chinese and English.

Article 27

The joint venture company adopts Renminbi (RMB) as its accounts keeping unit. The conversion of RMB into other currency shall be in accordance with the exchange rate of the converting day published by the State Administration of Foreign Exchange Control of the People's Republic of China.

Article 28

The joint venture company shall open accounts in RMB and foreign currency with the Band of China or other banks which agreed by the Bank of China.

Article 29

The accounting of the joint venture company shall adopt the internationally used accrual basis and debit and credit accounting system in their work.

Article 30

The accounting books of the joint venture company shall include the following contents:

(1)all amount of income and payment and payment in cash of the joint venture company;

(2)situations concerning sale and purchasing the materials of the joint venture company;

(3)situations concerning registered capital and debt of the joint venture company;

(4)situations concerning and assignment of the registered capital.

Article 31

In the first three months of each fiscal year， the manager shall prepare the profits year's balance sheet， profit and loss statement and proposal regarding the disposal of profits which should be examined and signed by the auditor， then submit them to the board of directors.

Article 32

Parties of the joint venture company have the right to invite an auditor to undertake annual financial check and examination at his own expense. The joint venture company shall provide convenience for the checking and examination.

Article 33

The depreciation period for the fixed assets of the joint venture company shall be decided by the board of directors in accordance with the "The Income Tax Law of the People's R-public of China for Foreign Investment Enterprises and Foreign Enterprises"

Article 34

All matters concerning foreign exchange shall be handled in accordance with the "provisional Regulations for Exchange Control of the People's Republic of China" and other pertaining regulations.

Chapter 7 Profit Sharing

Article 35

The joint venture company shall allocate reserve funds， expansion funds and bonuses welfare funds for staff and workers after payment of taxes. The proportion of allocation shall be decided by the board of directors.

Article 36

After paying the taxes in accordance with the law and drawing the various funds， the profits in net will be distributed according to the proportion of each party's investment in the registered capital.

Article 37

The joint venture company shall distribute its profits once a year. The profit distribution plan and amount of profit distributed to each party shall be published within the first three months following each fiscal year.

Chapter 8 Staff and Workers

Article 38

The employment， recruitment， dismissal and resignation of the staff and workers of the joint venture company and their salary， welfare， labor insurance， labor protection， labor discipline and other matters shall be handled according to the "Regulations of the People's Re-public of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment" and its implementation rules， and relevant regulations issued b
AnHui province.

Article 39

The joint venture company has the right to take disciplinary actions， such as warning， demerit recording and salary reducing against those staff and workers who violate the rules and regulations of the joint venture company and labor disciplines. Those with serious cases may be dismissed. Discharging of workers shall be filed with the local labor and personnel department.

Article 40

The matters concerning the welfare funds， bonuses， labor protection and labor insurance， etc， shall be stipulated respectively in various rules by the joint venture company in accordance with relevant regulations of the People's Republic of China and Anhui province， to ensure that the staff and workers go in for production and work under normal condition.

Chapter 9  The Trade Union Organization

Article 41

The staff and workers of joint venture company have the right to establish trade union organization and carry out activities in accordance with the stipulation of the "Trade Union Law of the people's Republic of China".

Article 42

The trade union in the joint venture company is the representative of the interests of the staff and workers. The tasks of the trade union are: to protect the democratic rights and material interests of the staff and workers pursuant to the law; to assist the joint venture company to arrange and make rational use of welfare funds and bonuses; to organize political， professional， scientific and technical studies， to carry out literary， art and sports activities; and to educate staff and workers to observe labor discipline and strive to fulfill the economic tasks of the joint venture company.

Article 43

The persons in charge of the trade union of the joint venture company has the right to attend as nonvoting members and to report the opinions and demands of staff and workers to meetings of the board of directors held to discuss issues such as development plans， production and managing activities of the joint venture company.

Article 44

The trade union shall take part in the mediation of disputes arising between the staff and workers and the joint venture company.

Article 45

The joint venture company shall allot an amount of money totally 2% of all the salaries of the staff and workers of the joint venture company as trade union's funds which shall be used by the trade union in accordance with the "Managerial Rules for the Trade Union Funds" formulated by the All China Federation of Trade Union.

Chapter 10   Duration， Termination and Liquidation of the Joint Venture

Article 46

The duration of the joint venture company is 20 years. The establishment of the joint venture company shall start from the date on which the business license of the joint venture company is issued.

An application for the extension of the duration. proposed by one party and unanimously approved by the board of directors， shall be submitted to the original examining and approving authority 6 months prior to the expiry date of the joint venture.

Article 47

With the agreement between both parties on the termination which should be pursuing the best benefits for the parties， the joint venture will be terminated. In this case， the decision for the termination shall be made by the board meeting 90 days before the date of termination of the joint venture， and be submitted to the original examining and approving authority.

Article 48

When the following situations happened， either party have right to terminate the joint venture:

1)expiration of the duration of the joint venture company;

2)inability to continue operations due to heavy losses;

3)inability to continue operations due to heavy losses caused by the Force Majeure;

4)inability to continue operations due to the failure of the party to fulfill its obligations prescribed in the contract and the Articles of Association;

5)failure to obtain the desired objectives of the operation and no prospects for the future development of the joint venture company.

Article 49

Upon the expiration of the duration or termination of the joint venture company， the board of directors shall work out procedures and principles for the liquidation， nominate candidates for the liquidation committee for liquidating the assets of the joint venture company.

Article 50

The task of the liquidation committee are: to conduct through check of the property of the joint venture company， its claims and indebtedness; to work out the statement of assets and liabilities and list of property; to formulate a liquidation plan. All these shall be carried out upon the approval of the board of directors.

Article 51

The remaining property after the clearance of debts of the joint venture company shall be carried out upon the approval of the board of directors.

Article 52

On completion of the liquidation， the joint venture company shall submit a liquidation report to the original examining and approving authority， go through the formalities for nullifying its registration in the original registration office and hand in its business license， at the same time， make an announcement to the public.

Article 53

After winding up of the joint venture company， its accounting books shall be left in the care of Party A.

Chapter 11   Regulations

Article 54

Following are the rules and regulations formulated by the board of directors of the joint venture company:

1) Management regulations， including the powers and functions of the managerial branches and its working rules and procedures;

2)Rules for the staff and workers;

3)System of labor and salary;

4)System of work attendance record， promotion and awards and penalty for the staff and workers;

5)Detailed rules of staff and worker's welfare;

6)Financial system;

7)Liquidation procedures upon the dissolution of the joint venture company;

8)Other necessary rules and regulations.

Chapter l2 Applicable Law

Article 55

The formation of this contract， its validity， interpretation， execution and settlement of the disputes shall be governed by the relevant laws of the People's Republic of china.

Chapter 13   Supplementary Articles

Article 56

The amendment to the Articles of Association shall be unanimously agreed and decided by the board of directors and submitted to the original examining and approving authority for approval.

Article 57

The contract shall be written in Chinese and in English. Both languages are equally Authentic. In events of any discrepancy between the two aforementioned versions， the Chinese version shall prevail.

Article 58

The Articles of Association is signed in shanghai China by the authorized representatives of both parties on Oct.12 2006.

Party A	Party B